Exhibit 5.1

2049 Century Park East, Suite 2900, Los Angeles, California 90067 ● 310.556.1801

January 12, 2023

Board of Directors

HyreCar Inc.

915 Wilshire Avenue, Suite #1950

Los Angeles, California 90017

Ladies and Gentlemen:

We are acting as counsel to HyreCar Inc., a Delaware corporation (the “Company”), in connection with its prospectus supplement dated January 9, 2023 and the accompanying base prospectus dated July 8, 2021 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-257372) (the “Registration Statement”) relating to the offer by the Company of up to: (i) 502 shares of the Company’s Series B Convertible Preferred Stock, par value $0.00001 per share (the “Preferred Stock”), by the holders thereof (the “Holders”) and (ii) 5,585,252 shares (the “Preferred Underlying Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), issuable upon the conversion of certain shares of the Company’s Preferred Stock by the Holders (collectively, the “Securities”). The Securities are to be issued to the Holders pursuant to the terms and conditions as set forth in the Securities Purchase Agreement, by and among the Holders and the Company, dated as of January 6, 2023, as amended by that certain Amendment, dated as of January 12, 2023 (as amended, the “Securities Purchase Agreement”). This opinion letter is furnished to you at your request to enable the Company to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement and the Prospectus.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including electronic copies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the Delaware General Corporation Law, as amended, and currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(1) The Preferred Stock, when sold in accordance with the Securities Purchase Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

(2) The Preferred Underlying Shares, when issued and delivered upon conversion of the Preferred Stock in accordance with the terms of the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock, filed with the Delaware Secretary of State on January 6, 2023, will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Securities, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to Polsinelli PC under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Polsinelli PC
Polsinelli PC